April 27, 2026

Boston Trust Walden Funds
One Beacon Street

Boston, MA 02108

Re: Boston Trust Walden Funds, File Nos. 333-44964 and 811-6526

Ladies and Gentlemen:

A legal opinion that we prepared was filed with Post-Effective Amendment No. 149 to the Registration Statement for Boston Trust Walden Funds (the “Legal Opinion”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 179 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

PBS

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Thompson Hine llp Attorneys at Law	41 South High Street Suite 1700 Columbus, Ohio 43215-6101	www.ThompsonHine.com O: 614.469.3200 F: 614.469.3361